Exhibit 6.2

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made this day of ____ 20___ (the “Agreement”), effective as of the 1st day of January, 2025 (the “Effective Date”), by and between _____________________(individually and on behalf of his present and future music publishing designees (individually and collectively hereafter, “Writer” or “Seller”), whose address is_________________, and MUSICOW US IP, LLC, a [Delaware corporation] (“Purchaser”), which has a business address at 345 Maple Drive, Suite 210, Beverly Hills, CA 90210.

I. Each of the musical compositions, to the extent written, composed, created, conceived, owned, controlled and/or acquired, in whole or in part, by Seller, which musical compositions are listed on Schedule “A” attached hereto and incorporated herein by this reference, to the full extent of Writer’s entire creative contribution thereto and/or Writer’s ownership interest therein (which shall in no event be less than Writer’s percentage ownership interest in each such musical composition as specified in Schedule “A”), shall be individually referred to hereinafter as a “Composition” and collectively referred to hereinafter as the “Compositions.”

II. Seller owns and controls one hundred percent (100%) of all right, title and interest (including, without limitation, the copyrights and all administration rights therein and thereto) in and to each Composition throughout the universe.

III. Subject to the terms of this Agreement, Purchaser desires to acquire and Seller desires to sell: (1) a one hundred percent (100%) ownership interest in, and exclusive administration rights in and to a one hundred percent (100%) interest, all of Seller’s present and future right, title and interest throughout the universe in and to each and every Composition, and (2) all exclusive administration rights therein, and (3) one hundred percent (100%) of the Writer’s share of income from the Compositions (referred to hereafter as the “Writer’s Share”), including without limitation, all right, title and interest in and to the entire share of all money or consideration, or any portion thereof, whether received by Purchaser on or after the Effective Date (regardless of when earned), from or related to any Composition, and from any and all sources, including, without limitation, performance, mechanical, synchronization, print, digital and any and all other income sources, both domestic and non-domestic, whether now known or hereafter devised, and expressly including without limitation, the Writer’s Share of: (x) performance income from BMI/SESAC/ASCAP or any other performing rights organization, and (y) “small” public performance monies derived from the exploitation of any Composition. All right, title and interest in and to the Compositions that Purchaser desires to acquire and Seller desires to sell as set forth in this Paragraph III, including without limitation, the Writer’s Share, are individually and collectively referred to hereinafter as the “Collective Interest.”

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties, agreements and obligations herein contained, the parties hereto agree as follows:

1. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby makes the following representations, warranties, covenants and agreements:

(a) Schedule “A” attached hereto correctly and completely sets forth the full title, songwriters’ names and songwriters’ creative contribution shares of each of the Compositions and correctly and completely sets forth the percentage share in and to each of the musical works that comprises the Compositions that are owned by Seller (whether said ownership rights are existing, vested, contingent, expectant. or otherwise, and whether said ownership rights become available as the result of existing or future legislation, or otherwise) and are being assigned by Seller to Purchaser pursuant to the terms of this Agreement.

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(b) Seller is the sole and exclusive owner of all right, title and interest in and to the Collective Interest in each and every Composition, including, without limitation, the title, lyrics and music thereof, and all other rights of whatsoever kind or nature therein and thereto, whether now or hereafter known, and all claims and demands accrued or to accrue with respect thereto, and the intellectual property rights, including without limitation, copyrights and renewal, extended and reversionary terms of copyright therein and thereto, and all rights to secure renewals, extensions and reversions of copyright, throughout the universe, and the right to receive and retain Seller’s entire share of royalties with respect to each and every Composition, all as set forth in and except only to the extent (if at all) expressly limited by Schedule “A”. Seller has good and marketable title to the Collective Interest in each and every Composition and no interest in the Collective Interest in any of the Compositions has been assigned, pledged, diluted or otherwise transferred or encumbered, nor has any security interest, lien, mortgage or other encumbrance been granted therein by or on behalf of Seller, to secure indebtedness or otherwise. Other than as may be expressly contained in the Schedules and Exhibits attached hereto, no other person or entity has or shall have any right, title or interest in or to the Collective Interest in any of the Compositions that is inconsistent with any right hereby granted to Purchaser, and Seller has not heretofore done or permitted to be done, and shall not hereafter do or permit to be done, any act or thing that is or may be inconsistent with Purchaser’s sole and exclusive ownership of, and right to administer, any Composition, or that shall impair, curtail, dilute or derogate from any right granted to Purchaser by this Agreement.

(c) Within the time and in the manner prescribed by law, all federal, state and local tax returns required by law have been properly and timely filed with respect to Seller’s ownership of the Compositions and Collective Interest, and all taxes, assessments and penalties due and payable with respect to the Compositions and Collective Interest have been fully and timely paid. There is no present dispute as to any tax of any kind or nature payable with respect to the Seller, the Compositions or the Collective Interest. All federal, state, local and foreign taxes accrued or owing up to and including the Closing Date (as defined in paragraph 4 below), arising out of or in connection with the Collective Interest in the Compositions, or any of them, including, without limitation, any sales and/or transfer taxes resulting from the transaction contemplated herein, have been or shall be fully and timely paid or caused to be fully and timely paid by Seller.

(d) No adverse claim of any nature, kind or description currently exists and no suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation is currently pending, threatened or anticipated with respect to any portion of the Collective Interest, the Compositions, or any of them, or any right or interest, including, without limitation, any of the copyrights, therein and thereto. Seller hereby warrants and represents to Purchaser that each and every Composition is original and does not infringe upon any other work or any right of any kind or nature of any third party, including any intellectual property right. Seller hereby further warrants and represents that there is no defect in title with respect to Seller’s ownership of any Composition. Seller is not a party to or bound by any judgment, order, writ, injunction, award or decree of any court, arbitrator, governmental agency or instrumentality that would prevent, condition or delay execution or performance of this Agreement or any of the transactions contemplated hereby. The execution and performance of this Agreement is not prohibited by and shall not violate or constitute a breach of any contract, agreement, indenture or other document to which Seller is a party or that is binding upon Seller, or any warranty, representation or covenant contained therein, and shall not violate any foreign, federal, state or local law, rule or regulation.

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(e) No action has been or shall in the future be taken, permitted, facilitated or publicly endorsed by Seller, any agent or representative of Seller or by any third-party on behalf of Seller that would tend to undermine, challenge, contest, tarnish or impair the validity of any copyright in any of the Compositions, under the U.S. Copyright Act of 1976, as amended, 17 U.S.C. §§ 101 et seq., regulations promulgated pursuant thereto, or any other statutory or common law pertaining to copyright or the Collective Interest in the Compositions, or the reputation of any Composition. No action within the reasonable control of Seller, any agent or representative of Seller or by any third-party on behalf of Seller, has failed to be taken to reasonably protect the reputation of any Composition and the validity of any any copyright in any of the Compositions, under statutory or common law of the United States or any other jurisdiction .

(f) Except for Seller’s publisher membership agreement(s) with BMI/SESAC/ASCAP, executed copies of which have been tendered to Purchaser, Seller has not entered into any exclusive licensing and/or collection agreement relating to the Compositions, or any of them, including, without limitation, mechanical, performing rights or any similar agreement. Seller’s membership agreement(s) with BMI/SESAC/ASCAP was made in the ordinary course of business and contains only the usual terms and conditions and fall within parameters considered normal and customary within the music industry. By way of illustration of the aforesaid, but not by way of limitation, no such agreement or arrangement is less favorable to Seller than a standard arrangement with BMI/SESAC/ASCAP. Seller is not bound by any exclusive agreement, understanding or arrangement concerning the administration, publication, recording, distribution or other exploitation of any of the Compositions in any country of the universe, including, without limitation, the United States.

(g) Seller has not lost, whether by termination or amendment of any contract relating thereto or by expiration or non-renewal of any copyright therein, or disposed of any interest in any portion of the Collective Interest in any of the Compositions. Purchaser shall, by reason of the transactions contemplated by this Agreement, acquire complete legal and beneficial interest in the entire Collective Interest in each and every Composition. In addition to the rights, title and interests owned and/or controlled by Purchaser prior to the Closing Date, Purchaser shall, by reason of the transactions contemplated by this Agreement, acquire all rights, title and interests in and to the entire Collective Interest in each and every Composition exactly as enjoyed and possessed by Seller prior to the Closing Date. The entire Collective Interest in each and every Composition is owned by Seller for the full period of copyright, including any and all extensions, renewals and/or reversionary periods in all countries of the universe and, by reason of this Agreement, Purchaser shall be vested with all such rights in their entirety, including, without limitation, the right to collect and retain for Purchaser’s own account one hundred percent (100%) of Seller’s entire publisher’s share of income and one hundred percent (100%) of Writer’s Share from each and every Composition.

(h) Seller has all necessary right, power, legal capacity and authority to sell, assign and transfer the entire Collective Interest in each and every Composition as provided herein and to effectuate the execution and delivery of this Agreement and the execution and delivery of any and all other documents or instruments contemplated hereby, and the performance of and compliance with all of the terms, conditions and obligations hereof and the transactions contemplated hereby; and no approval or consent of any person, firm or corporation other than Seller is or shall be necessary in connection therewith. This Agreement and each document or instrument contemplated hereby is legal, valid and binding upon Seller and is and shall be enforceable in accordance with its terms. Following the Closing Date, Seller shall promptly cooperate, at Purchaser’s cost and expense, in providing testimony, or in the execution of additional documents or instruments deemed necessary or useful by Purchaser, to protect or perfect Purchaser’s acquired interests in the Compositions and the Collective Interests in the Compositions.

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(i) Seller does not have any debt, liability or obligation of any kind or nature whatsoever, whether accrued, absolute, contingent or otherwise, and whether due or to become due, with respect to or affecting any portion of the Collective Interest in any of the Compositions. The entire Collective Interest in each and every Composition and all other assets being assigned hereunder are free and clear of any and all liens, charges, mortgages, pledges, claims, encumbrances, obligations and liabilities of any kind or nature whatsoever, whether accrued, absolute, contingent or otherwise. There is no agreement pursuant to which any portion of the Collective Interest in any of the Compositions secures any loan or indebtedness of Seller or any third party. Seller hereby further warrants that there is no, and Seller shall not enter into any, agreement or commitment (including without limitation, any cross-collateralization or security agreement) that shall interfere with or encumber any of the rights or interests assigned to Purchaser in this Agreement. Seller shall take any and all action, at Seller’s own expense, that Purchaser deems reasonably necessary or desirable to properly satisfy the warranties contained in this paragraph and those contained throughout this Agreement.

(j) Seller has complied with all, and is not in violation of any, applicable foreign, federal, state and local statutes, laws and regulations affecting or relating to ownership or exploitation of the Compositions and the Collective Interest in the Compositions.

(k) No person or entity other than Purchaser holds a power of attorney on behalf of Seller affecting, directly or indirectly, all or any portion of the Compositions or the Collective Interest in the Compositions.

(l) As of the Closing Date, Seller shall have no outstanding, unrecouped and unearned third-party advance that Seller has received in respect of any of the Compositions. In the event that there is any such outstanding, unrecouped and/or unearned third-party advance, the aggregate amount of such outstanding, unrecouped and/or unearned third-party advance(s) shall be, at the election of Purchaser and in addition to Purchaser’s other rights, deducted from the payment of the Purchase Price and/or paid by Seller to Purchaser promptly upon Purchaser’s demand therefor. Seller hereby warrants and represents that as of the execution of this Agreement, there is no such outstanding, unrecouped and/or unearned advance.

(m) All conditions required of Seller under this Agreement for the effective and binding sale, assignment and transfer contemplated by this Agreement have been satisfied, including, without limitation, the obtaining of each and every consent, approval or waiver (if any), the giving of each and every notice (if any), the making of each and every filing (if any) and the satisfaction of each and every payment or claim (if any) of any third party. No third party has or shall have any right of approval, right of first negotiation, right to match an offer or right of first refusal with respect to this transaction, and all of the Compositions are freely assignable. There is no so-called “key man” clause in any agreement relating to any portion of the Collective Interest in any of the Compositions. No current or prior employee or associate of Seller has any actual or potential claim against Seller or Purchaser and/or any of the Compositions that shall in any way impair, lessen or interfere with any of the rights, interests or benefits being transferred to Purchaser hereunder.

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(n) None of the representations and warranties made by Seller or made in any exhibit, certificate, memorandum, document or instrument furnished or to be furnished by Seller or on Seller’s behalf, contains or shall contain any untrue statement of a material fact, or omits or shall omit any fact, the omission of which would be materially misleading.

(o) As of the date hereof, Seller is able to meet all of Seller’s liabilities as they mature, is not insolvent, and has no intention to file, and has no notice of any intention or threat on the part of any third party to file against Seller or on Seller’s behalf, any petition initiating any proceeding under the Federal Bankruptcy Act, 11 U.S.C. §§ 101 et seq. (2022), or the insolvency laws of any state.

(p) Simultaneously with the execution of this Agreement, Seller will execute, notarize (as applicable), and deliver to Purchaser: (i) the applicable assignments of copyright in the forms attached hereto and incorporated herein by this reference; and (ii) such forms of notification to third parties of the transfer effected by this Agreement as Purchaser may require, including, without limitation the notices attached hereto as Exhibit “B” and the BMI/SESAC/ASCAP Royalty Assignment Form attached hereto as Exhibit “C.”

(q) Any royalty, income, money, earnings or consideration of any nature, kind or description in respect of the Compositions, received, obtained or collected by, or coming within the ownership or control of, Seller after the Effective Date shall be promptly tendered by Seller to Purchaser, along with reasonable advance notice to Purchaser that the same has come into the Seller’s ownership or control.

(r) Seller does not have any former spouses, and none of the Collective Interests in each and every Composition are community property nor do any of Seller’s current or former spouses or partners have any rights, title or interests in and to the Collective Interests in each and every Composition. Notwithstanding the foregoing, Seller has disclosed that Seller’s current spouse may have a community property interest in the Collective Interests. Seller agrees to obtain his spouse’s written agreement to this transaction in the form attached (Exhibit 1(r)).

2. AGREEMENT TO TRANSFER THE COLLECTIVE INTEREST. On the Closing Date, effective as of 12:00 a.m.PST. Seller sells, assigns, transfers, conveys, grants and delivers to Purchaser all right, title and interest, whether existing, contingent, expectant or otherwise, in and to the Collective Interest in each and every Composition, including without limitation, in and to the following:

(a) All of Seller’s right, title and interest, whether existing, vested, contingent, expectant or otherwise, and whether now known or hereafter created, in and to the copyrights in and to the Compositions throughout the universe as they may be extended in the future, and all reversionary and termination interests in such copyrights throughout the universe under any and all applicable domestic and foreign copyright laws as are now or may hereafter be in effect.

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(b) To the extent not currently in Purchaser’s possession, all agreements, licenses, certificates of copyright and renewal copyright registrations, index and copyright cards and all other documents affecting the Compositions or the exploitation thereof.

(c) All sole, exclusive, and unrestricted rights of administration, control, publication, printing, performance, mechanical and electronic and other reproduction, synchronization, sale, exploitation, revision, arrangement, adaption, dramatization, creation of derivative works, orchestration, translation and use, by any and all means and media, whether now known or hereafter devised.

(d) All sole, exclusive, and unrestricted rights to license, assign and enter into agreements to or with any person or entity, including but not limited to affiliates of Purchaser, with respect to all or any part of the rights specified herein.

(e) The right to receive any and all performance credits, monies and other payments or consideration from performing rights societies, including, without limitation, BMI/SESAC/ASCAP and expressly including the right to receive the Writer’s Share of performance income from such performing rights societies.

(f) All existing and potential causes of action and claims, including, without limitation, those for infringement, with respect to any of the foregoing and the right of substitution in connection therewith.

(g) The right to collect, receive and retain all income, royalties and other monies or consideration earned from any and all sources with respect to the entire Collective Interest in each and every Composition, regardless of when earned, including, without limitation, so-called “pipeline” monies, it being agreed that Purchaser shall have no obligation to pay Seller any royalty of any kind or nature whatsoever on any such earnings, and the right to all claims and causes of action in connection therewith. Without limiting the generality of the foregoing, Purchaser shall be entitled to collect and receive the entire publisher’s share and the entire Writer’s Share of all monies including, without limitation, public performance monies and monies from any and all other sources throughout the universe, whether such sources are now known or hereafter devised, including, without limitation, mechanical, synchronization and print monies, derived from any and all of the Compositions, and Purchaser shall be entitled to retain for Purchaser’s own account the entire publisher’s share and entire Writer’s Share of all monies earned with respect to the Collective Interest in each and every Composition, expressly including the Writer’s Share of “small” public performance monies derived from the exploitation of the Compositions, whether received from Seller’s applicable performing rights organization or otherwise.

(h) The sole, exclusive, and unrestricted right to change, alter or modify the words, music or title of the Compositions, or any of them, the right to print, reprint, copy, publish, perform, adapt, arrange, parodize, synchronize, transcribe, translate, prepare derivative works of, mechanically or electrically reproduce, televise, broadcast or otherwise make literary or commercial use thereof, and the right to license others to do any or all of the foregoing.

(i) The nonexclusive right to use the names “______________, and the name of each and every other professional, group, assumed or fictitious name used by Writer and the name of each and every other publishing designee (if any) comprising Seller, in connection with the Compositions and Purchaser’s music business.

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3. PURCHASE PRICE.

(a) Provided that Seller is not in breach of any of Seller’s warranties, representations, obligations, covenants or agreements contained in this Agreement, and in reliance upon the warranties, representations, obligations, covenants, and agreements contained herein, Purchaser agrees to pay to Seller the sum of ________ US Dollars (US$______.00) (the “Purchase Price”) as full consideration for the sales, assignments, transfers, conveyances, grants and deliveries made hereunder. The Purchase Price shall be payable within ten (10) business days after the Closing Date; provided, however, that no portion of the Purchase Price shall be paid prior to the full execution of this Agreement and the completion and/or execution (as applicable) of all Schedules and Exhibits hereto.

(b) The Purchase Price shall be paid to the parties comprising Seller by direct deposit via ACH or bank wire deposit in accordance with the payment information specified on Exhibit “D” attached hereto and incorporated herein by this reference (the “Payment Information”). Purchaser shall not be required to make any payment hereunder until Purchaser receives accurate and complete Payment Information.

4. CLOSING. The closing of this transaction (the “Closing”) shall take place on the date that Purchaser counter-signs this Agreement after Seller’s execution thereof. The time and date of the Closing as described above is sometimes referred to herein as the “Closing Date.”

5. CONDITIONS TO PURCHASER’S OBLIGATIONS. The obligations of Purchaser hereunder, including, without limitation, the obligation to pay the Purchase Price, are expressly made subject to the fulfillment of the following conditions:

(a) The truth and accuracy in all respects of all promises, covenants, representations and warranties of Seller hereunder, all of which shall survive the Closing Date and shall remain in full force and effect in perpetuity.

(b) The receipt by Purchaser prior to or on the Closing Date of the following documents:

(i) Assignment of copyrights and renewal, extended and reversionary terms of copyrights in the form attached hereto as Exhibit “A” (the “Assignment”) and incorporated herein by this reference, executed and delivered by Seller with respect to the Collective Interest in each and every Composition.

(ii) Notices in the forms attached hereto as Exhibit “B” and “C” and incorporated herein by this reference, advising BMI/SESAC/ASCAP, The Harry Fox Agency and each other third-party with which Seller has had an agreement which Seller sells and assigns to Purchaser hereunder, and which relates to any right, title and interest in and to the Collective Interest in each and every Composition and the right to collect any and all royalties and other monies payable by such parties in respect of the publisher’s share and Writer’s Share of monies derived from public performances, mechanical and/or electrical reproduction, sale and distribution of records and other uses of the Collective Interest in the Compositions from and after the Effective Date, irrespective of when earned (and expressly including the writer’s share of “small” public performance monies derived from the exploitation of the Compositions.).

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(iii) If applicable, an officer’s certificate signed on behalf of Seller certifying accuracy of the representations set forth at Sections 5 (c), (d), and (e) below in the form attached hereto as Exhibit F.

(c) No action, suit or proceeding before any court or any governmental body or authority pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened;

(d) Seller shall have performed and complied with all representations, warranties, obligations, promises and agreements, and satisfied all conditions that Seller is required by this Agreement to perform, comply with and/or satisfy before or at the Closing.

(e) If applicable, Seller’s Managers shall have approved the sale of the [Compositions]

(f) The execution and delivery of this Agreement, the Assignment and all other instruments required to be delivered by Seller.

6. CONDITIONS TO SELLER’S OBLIGATIONS. The obligations of Seller hereunder, including, without limitation, Seller’s obligation to transfer the Collective Interest in the Compositions, are expressly made subject to the fulfillment of the following conditions:

(a) The payment of the Purchase Price by Purchaser as provided in paragraph 3 above.

(b) Purchaser’s performance of and compliance with all material covenants, agreements and conditions that Purchaser is required by this Agreement to perform, comply with and/or satisfy before or on the Closing Date.

7. INCOME ON OR AFTER THE EFFECTIVE DATE. Any and all royalties, income, earnings and consideration of any nature, kind or description in respect of the Compositions received on or after the Effective Date, regardless of when earned, including, without limitation, pipeline income, as well as (but without in any way limiting the foregoing) the publisher’s share and Writer’s Share of publishing monies, shall be solely and exclusively collectible by Purchaser. Purchaser shall be entitled to retain for Purchaser’s own account one hundred percent (100%) of the publisher’s share and Writer’s Share of any and all income (including, without limitation, mechanical, electronic, synchronization, print and public performance monies and monies from any and all other sources throughout the universe, whether now known or hereafter devised) derived from the Collective Interest in the Compositions, expressly including the Writer’s Share of “small” public performance monies derived from exploitation of the Compositions, whether received from Seller’s applicable performing rights organization or otherwise.

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8. INDEMNITY. Without in any way limiting any of Purchaser’s rights in this Agreement, Seller shall indemnify, defend and hold Purchaser and Purchaser’s directors, officers, employees, representatives, agents, subsidiaries, and affiliates (collectively with Purchaser, referred to hereafter as “Purchaser Indemnified Parties”), harmless from, against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, settlements, recoveries, harms and deficiencies (individually, each of the foregoing may be referenced as a “Claim” and collectively, all of the foregoing may hereafter be referenced as “Claims”), including, without limitation, interest, penalties and attorneys’ and other expert fees and court costs (whether or not any legal action is actually commenced), that any Purchaser Indemnified Parties may incur or suffer, and which arise, result from or in any manner relate to any breach of, or failure by Seller to perform, any of Seller’s representations, warranties, covenants, agreements or obligations in this Agreement or in any schedule, agreement, certificate, exhibit or other instrument furnished or to be furnished by Seller, or any of Seller’s agents, and/or any Claim or assertion that is inconsistent with any of Seller’s representations, warranties, covenants, agreements or obligations in this Agreement or in any schedule, agreement, certificate, exhibit and/or other instrument furnished or to be furnished by Seller or any of Seller’s agents, which right shall be in addition to Purchaser’s other rights and remedies under this Agreement. Each Party shall promptly notify the other in writing of any Claim or actual or alleged breach of this Agreement. When invoking this indemnity provision, Purchaser may either retain control of the defense against the Claims, or permit Seller to control the defense against the Claims subject to approval by Purchaser of Seller’s legal counsel, which approval shall not be unreasonably withheld, conditioned or delayed. If relinquishing control of the defense against Claims to Seller, Purchaser may nevertheless participate in the defense of any Claim at Purchaser’s sole expense with Purchaser’s separate counsel. Notwithstanding any of the foregoing indemnity terms, Seller shall not settle or plead nolo contendere to any Claim which may tarnish the reputation of Purchaser or diminish the value of any of the Compositions, without advance written approval of Purchaser.

9. NOTIFICATION. Seller agrees that, following the Closing Date, Seller shall promptly take any and all actions that Purchaser deems reasonably necessary or desirable to assist Purchaser in promptly notifying in writing any and all licensors, licensees, agents, representatives, writers, co-publishers, sub-publishers and other third-parties with whom agreements pertaining to any of the Compositions have been entered into, advising them that the rights of Seller that are the subject matter of this Agreement have been assigned to Purchaser, as provided herein, with a a copy of all notices to the Purchaser with a copy to the Purchase sent to :

10. ADDITIONAL DOCUMENTS; LIMITED POWER OF ATTORNEY. Seller agrees, without any additional consideration, at Purchaser’s request, to make, execute and deliver, and to procure the making, execution and delivery of, any and all further documents, instruments and writings that, in Purchaser’s reasonable judgment and discretion, are necessary or desirable to carry out the terms and purposes of this Agreement. If Seller fails or refuses to execute any such additional document within five (5) business days after Purchaser’s request therefor, then Seller hereby nominates and appoints Purchaser, and any authorized representative(s) of Purchaser, as Seller’s true and lawful attorney-in-fact, to make, execute and deliver, in Seller’s name, any and all documents, instruments and writings that in Purchaser’s reasonable judgment and discretion are necessary or desirable to carry out the terms and purposes of this Agreement and to vest in Purchaser title to the assets being transferred hereunder. The power herein granted to Purchaser, and any of Purchaser’s authorized representatives, is irrevocable for any cause whatsoever and further confirmed by execution of the Limited Power of Attorney executed by Seller and set forth at Exhibit “E”.

11. INTENTIONALLY DELETED

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12. NOTICES. Any notice, request, demand, instruction, payment and other communication given under or in connection with this Agreement shall be in writing and shall be delivered by hand or sent by United States first class registered or certified mail, return receipt requested, postage prepaid, and addressed as follows: (a) If to Seller, to Seller at the address for Seller first set forth on page 1 above, and (b) if to Purchaser, to Purchaser to the attention of Purchaser’s CEO at the address for Purchaser first set forth on page 1 above, with a copy sent to: ___________________. Either party, by a notice given in the foregoing manner, may change its address for purposes of any subsequent notice. Notices shall be deemed to have been duly given when delivered by hand as specified above or five (5) days after being mailed in the United States by first class registered or certified mail as specified above, except for notices of a change of address, which shall be deemed duly given on the date of receipt.

13. BINDING UPON SUCCESSORS. This Agreement shall be binding upon and shall inure to the benefit of the successors, assigns, heirs, executors and legal representatives of the parties hereto.

14. EXPENSES. Each of the parties hereto shall pay such party’s own costs and expenses incurred or to be incurred by such party in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

15. OPPORTUNITY TO CURE; REMEDY. No breach by either party hereto of the terms hereof shall be deemed material unless and until written notice of breach shall be served on the breaching party by the non-breaching party and the breaching party shall have failed to cure such breach within thirty (30) days after the breaching party’s receipt of such notice, or if such breach cannot reasonably be cured by the breaching party within such thirty (30) day period, the breaching party shall have failed to commence to cure such breach within such thirty (30) day period and continue to so cure with reasonable diligence (provided that the period to cure a breach relating to the payment of any portion of the Purchase Price shall be ten (10) business days after Purchaser’s receipt of such notice of breach from Seller). Seller hereby waives the right to rescind this Agreement as a result of Purchaser’s breach, whether actual or threatened, of the terms and conditions of this Agreement and Seller acknowledges that Seller shall be limited to the recovery of money damages alone in any action to enforce the terms of this Agreement.

16. ENTIRE AGREEMENT; MODIFICATION; WAIVER. This Agreement, including, without limitation, all Schedules and Exhibits hereto, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, representations and understandings of the parties, whether oral or written. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making such waiver.

17. APPLICABLE LAW. This Agreement shall be interpreted, construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the United States of American and the laws of the State of New York as applied to agreements signed and wholly performed within the State of New York. The municipal, state and federal courts located in the County of New York in the State of New York shall have exclusive jurisdiction over any and all controversies arising out of or relating to this Agreement and and each party hereto irrevocably consents to the personal and subject matter jurisdiction of the courts thereof and waives any objection they might have based on improper venue or forum non conveniens.

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18. SEVERABILITY. If any provision or portion of this Agreement shall be invalid or unenforceable for any reason, there shall be deemed to be made such minor changes (and only such minor changes) in such provision or portion as is necessary to make such provision or portion valid and enforceable. The invalidity or unenforceability of any provision or portion of this Agreement shall not affect the validity or enforceability of any other provision or portion of this Agreement.

19. SURVIVAL OF WARRANTIES. All representations, warranties, covenants and other agreements, and all indemnities with respect thereto, made by Seller and Purchaser under this Agreement or pursuant hereto shall survive the Closing and shall remain in full force and effect in perpetuity.

20. LEGAL ACTION. If any legal action, arbitration or other proceeding of any kind or nature is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default and/or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in such action or proceeding in addition to any other relief to which such party or parties may be entitled.

21. NO NOTICE OF DEFECT. The fact that Purchaser shall have acquired any information or been furnished with various agreements, licenses, documents and other papers relating to Seller and the Compositions, or that the foregoing shall have been made available to Purchaser, shall not:

(a) Constitute notice to Purchaser of any defect in the right of Seller to enter into this Agreement or of Seller to execute any of the agreements or other instruments executed or to be executed pursuant to this Agreement;

(b) Constitute notice to Purchaser of any incapacity or inability of Seller to make any of the warranties, representations, undertakings, covenants or agreements made by Seller in this Agreement, in any of the Exhibits annexed hereto or in any of the statements, certificates, documents or other instruments submitted or to be submitted pursuant to this Agreement; or

(c) Prevent Purchaser from enforcing any of Purchaser’s rights pursuant to this Agreement with respect to any of the foregoing.

11

22. CONFIDENTIALITY. Neither Seller nor Purchaser shall make or authorize any statement to the media regarding the subject matter of this Agreement without the other party’s prior written consent or pursuant to a press release mutually agreed upon by Seller and Purchaser. All parties hereto shall maintain as strictly confidential the provisions of this Agreement other than to exercise their respective rights hereunder or to notify all relevant third parties of the sale and transfer of the Collective Interest in the Compositions herein made and other than with respect to disclosures made for reasonable business purposes to each party’s accountants, financial advisors and/or attorneys or pursuant to law.

23. REPRESENTATION BY LEGAL COUNSEL. Seller hereby acknowledges and agrees that Seller has been represented by, and has received the direct assistance and advice of, independent legal counsel of Seller’s own choice, or has had the opportunity to be represented by independent legal counsel of Seller’s own choice, for the purpose of advising Seller in connection with the negotiation, preparation and execution of this Agreement. Additionally, Seller hereby acknowledges and agrees that if Seller has not been represented by independent legal counsel of Seller’s own choice for purposes of advising Seller in connection with the negotiation, preparation and execution of this Agreement, Seller’s failure to be represented by independent legal counsel of Seller’s own choice in connection with this Agreement was determined solely by Seller, without any interference by Purchaser or any person, firm or corporation affiliated with or related to Purchaser.

24. HEADINGS. The headings of the paragraphs contained in this Agreement are supplied for convenient reference only and do not form a part hereof or in any way modify, interpret or construe the intention of the parties.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date set forth above.

MUSICOW US IP, LLC (“PURCHASER”)	____________ (“SELLER”):

By:

An authorized signatory	_______________,” individually and on behalf of his/her present and future music publishing designees

Date fully executed

12

SCHEDULE “A”

(The Compositions)

13

EXHIBIT “A”

(Assignment of Copyright)

14

ASSIGNMENT

For valuable consideration, receipt of which is hereby acknowledged, the undersigned hereby sells, assigns, transfers, and sets over to MUSICOW US IP, LLC (“Assignee”), effective as of the 1st day of January, 2025, for the territory of the universe, one hundred percent (100%) of all of the undersigned’s right, title and interest (which shall in no event be less than the undersigned’s interest specified on Schedule “A” attached hereto and incorporated herein by this reference) in and to those musical compositions listed on Schedule “A” hereto, which compositions are subject to that certain asset purchase agreement that is dated as of the ____________, effective as of January 1, 2025, by and between _____________ individually and on behalf of his present and future music publishing designees, including but not limited to _____________, on the one hand, and Assignee, on the other hand (the “Compositions”) and all of the right, title and interest of the undersigned, vested and contingent, therein and thereto, including, without limitation, in the ownership of all copyright rights therein, whether published or unpublished, and any and all rights under the copyrights for the full term of copyright and any and all extensions and/or renewals and/or reversions thereof throughout the universe, whether presently available or hereafter coming into existence under current and/or future legislation; any and all versions and derivative works of the Compositions and any and all copyrights and renewals, extensions and reversions of copyrights in such other versions or derivative works; any and all causes of action for infringement of the foregoing, past, present and future; any and all proprietary rights; and all of the proceeds and consideration from the foregoing accrued and unpaid and hereafter accruing, whether from sale, agreement, license, royalty, publication, performance or any other means of exploitation now known or hereafter devised. For avoidance of doubt, and without limitation to the foregoing, Assignee is granted the right to sue for infringement of the copyright with respect to any of the Compositions, anywhere in the universe, and is granted the right to recover damages for any unrecovered past infringement of said Compositions, to recover damages for any present or future infringement, and to recover and retain any monies paid or received as a result of all such infringements.

The rights of Assignee shall further include, without limitation, universe-wide exclusive administration rights with respect to one hundred percent (100%) of all right, title and interest in and to the Compositions (including, without limitation, the right to collect and retain for Assignee’s own account one hundred percent (100%) of the undersigned’s so-called “publisher’s share” of monies derived from the Compositions and the right to collect one hundred percent (100) of the undersigned’s so-called “writer’s share” of monies derived from the Compositions, expressly including, without limitation, the writer’s share of so-called “small” public performance monies).

If any provision of this instrument of transfer shall be held void, invalid or inoperative, no other provision of this instrument of transfer shall be affected as a result thereof and, accordingly, the remaining provisions of this instrument of transfer shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has duly executed this Assignment this ______ day of ____, 2024, effective as of the 1st day of January, 2025.

__________, individually and on behalf of his/her present and future music publishing designees

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of _________________	)
County of _______________	)

On_________________ , 2024 before me, ______________________________(here insert name and title of the officer), personally appeared ___________________________________, proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/they authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature ______________________________________	(Seal)

IN WITNESS WHEREOF, the undersigned has duly executed this Assignment this day of ____, 2024, effective as of the 1st day of January, 2025.

__________, individually and on behalf of his/her present and future music publishing designees

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of _________________	)
County of _______________	)

On ____________________, 2024 before me,________________________________ (here insert name and title of the officer), personally appeared_____________________________ , proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/they authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature ______________________________________	(Seal)

EXHIBIT “B”

(Notices)

Dated as of December 16, 2024

NOTICE LETTER

Re:	Asset Purchase Agreement between ________________ individually and on behalf of his present and future music publishing designees, , on the one hand, and MUSICOW US IP, LLC, dated as of December 16, 2024 , effective as of January 1, 202\5

Sir/Madam:

This is to advise [BMI/SESAC/ASCAP] that: (a) we have entered into the above-referenced agreement with another BMI/SESAC/ASCAP publisher for the purchase of all musical compositions listed on Schedule “A” attached hereto and incorporated herein (the “Compositions”), including (without limitation) the publisher’s share of income with respect to such Compositions, and (b) BMI/SESAC/ASCAP’s records should be marked to reflect the agreement as follows:

1.	NAME OF BMI/SESAC/ASCAP PUBLISHER ACQUIRING THE COMPOSITIONS:

MUSICOW PUBLISHING (ASCAP)

345 Maple Drive, Suite 210

Beverly Hills, CA 90210

2.	EFFECTIVE DATE OF AGREEMENT (Check One):

■	Immediately (i.e. effective with the first calendar quarter as of which BMI/SESAC/ASCAP can change its records.)

□	Effective with performances on and after (circle one) January 1, April 1, July 1, or October 1, 200__(must be as of the beginning of a calendar quarter).

■	This Agreement is a Purchase Agreement (attach schedule)

□	This Agreement is an Administration Agreement Only.

■	Tax Identification Number of Administrator__________________

□	Special Instructions:____________________________________

3. Checks for all BMI/SESAC/ASCAP royalties both U.S. (domestic) and International (foreign), should be made payable to the purchaser and should be sent together with statements and all other correspondence regarding the work(s) to the purchaser at its address on BMI/SESACE/ASCAP’s records.

Very truly yours,

___________________________________ (“Publisher”)

___________________________________ (“Publisher”)

TO:	ALL RECORD MANUFACTURERS	TO:	HARRY FOX AGENCY
LICENSED TO MECHANICALLY
	REPRODUCE COMPOSITIONS	TO:	ALL OTHER PARTIES
	SPECIFIED HEREINBELOW		IN INTEREST

Please be advised that effective as of January 1, 2025, we have granted to MUSICOW US IP, LLC, whose address for correspondence and payments is 345 Maple Drive, Suite 210, Beverly Hills, CA 90210, its licensees and assigns, the exclusive right throughout the universe in respect of all musical compositions listed on Schedule “A” attached hereto and incorporated herein (the “Compositions”):

1. To license and cause others to license the use of the Compositions;

2. To administer and grant rights in and to the Compositions and the copyrights therein;

3. To publish and sell sheet music and/or folios of the Compositions if it so elects;

4. To collect all monies payable with respect to the Compositions, including, without limitation, all monies earned but not paid prior to the effective date hereof; and

5. To otherwise administer the Compositions and the copyrights therein and to act as the publishers thereof.

________________________________________(BMI)
(“Publisher”)

By:

Dated as of _December 16, 2024

Re:	Notice of Assignment of Copyrights

Ladies and Gentlemen:

Please be advised that, effective as of January 1, 2025, MUSICOW US IP, LLC (BMI/SESAC/ASCAP), located at _____________________________________, has acquired one hundred percent (100%) interest in all right, title and interest of the undersigned (including, without limitation, exclusive universe-wide administration rights) in and to all musical compositions listed on Schedule “A” attached hereto and incorporated herein by this reference (the “Compositions”), including, without limitation, all copyrights therein and thereto throughout the universe and all renewals, extensions and reversionary terms thereof.

All income of any nature, regardless of when earned, in respect of the Compositions to the extent otherwise payable to _______________ or on behalf of his/her other music publishing designees, shall be payable to MUSICOW US IP, LLC. (BMI/SESAC/ASCAP) or its designee.

All statements, checks and correspondence relevant to the Compositions are to be directed to MUSICOW (BMI/SESAC/ASCAP) or its designee.

Please mark your records accordingly and acknowledge receipt of this notification by signing the enclosed copy and returning it to MUSICOW (BMI/SESAC/ASCAP) or its designee.

Very truly yours,
_____________________________________________
(“Publisher”)

By:
An Authorized Signatory

ACKNOWLEDGED BY:
MUSICOW US IP, LLLC

An authorized signatory

EXHIBIT “C”

(BMI/SESAC/ASCAP Royalty

Assignment Form)

EXHIBIT “D”

(Payment Information)

EXHIBIT “E”

(Limited Power of Attorney)

LIMITED POWER OF ATTORNEY

This Limited Power of Attorney is an exhibit to an integral part of that certain Asset Purchase Agreement executed on _________, by and between ___________ and referred to herein as the “Agreement”. Any capitalized terms used by not defined herein shall have the meaning set forth in the Agreement.

I, ___________ the “Principal” [SELLER] hereby appoints Musicow US IP, LLC [PURCHASER] and any representative authorized by Musicow US IP, LLC as my Attorney-in-Fact (“Agent”) for the purposes expressed herein. I hereby revoke any and all powers of attorney that previously have been signed by me only to the extent that any such power of attorney covers the same subject matter of this Limited Power of Attorney. My Agent shall have full power and authority to act on my behalf but only to the extent permitted by this Limited Power of Attorney.

My Agent’s powers shall be limited to the power to make, execute and deliver, and to procure the making, execution and delivery of, any and all further documents, instruments and writings that, in my Agent’s Purchaser’s reasonable judgment and discretion, are necessary or desirable to carry out the terms and purposes of the Agreement, to the extent that I am unable or unwilling to make, execute or deliver such document, instrument or writing, within five (5) business days of my Agent’s request that I do so.

Regardless of when executed, this Limited Power of Attorney shall commence to be effective only as of the Closing Date. I grant my Agent full authority to act in any reasonable and necessary manner for the purpose of exercising the above powers. I ratify all lawfully performed acts by my Agent in exercising those powers. This Limited Power of Attorney is governed by same laws of the jurisdiction governing the Agreement.

Once executed and after the Closing Date, this Limited Power of Attorney is perpetual and shall not be revocable at any time or for any reason.

PRINCIPAL SIGNATURE AND ACKNOWLEDGEMENT:

By:
Printed Name:
Date:

AGENT SIGNATURE AND ACKNOWLEDGEMENT:

I, MUSICOW US IP, LLC, the Attorney-in-Fact (“Agent” named above), hereby accept my appointment as Agent in accordance with this Limited Power of Attorney.

By:
Date:
Name:
An authorized Signatory

CERTIFICATE OF ACKNOWLEDGEMENT

STATE OF [__________________________             )

COUNTY OF [________________________               )

Before me, a Notary Public in and for the county aforesaid, on this ___________________, 2024, personally appeared Brian Kennedy Seals who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that they executed the same in their authorized capacity, and that by their signature on the instrument, the person(s) or the entity upon behalf of which they acted, executed the instrument.

By:_____________________________________________
_____________________________________________ , Notary Public

Date: ___________________________________________

(SEAL)	My Commission Expires: __________________

Exhibit 1(r)

SPOUSAL CONSENT

I am the spouse of ________.

Reference is hereby made to that certain Asset Purchase Agreement dated as of _________ (the “Agreement”) by and between ________, the owner of ____________ (individually and collectively herein “___”) on the one hand and Musicow, on the other hand in connection with the sale to Musicow and Musicw’s acquisition of 100% of ________ right, title and interest into the Compositions listed on Schedule A. It is my understanding that _____ is the sole and exclusive owner of one hundred percent (100%) of all right, title, and interest in and to the Assets.

I hereby acknowledge and agree that ___ has not granted me any interest to any of the Assets.

I acknowledge and agree that any interests in the Assets that I may have, including by community property or otherwise, will be subject to the Agreement.

Neither me, not any person acting on my behalf, shall at any time from and after the execution of this spousal consent, cause or do any act or thing that shall interfere with or prevent the enjoyment of Musicow, and its licensees, successors, and assigns, of any rights in and to the Assets acquire pursuant to the Agreement, including without limitation, in the copyrights embodied therein.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned as spouse of _________, the owner of ___________ acknowledges, agrees and consents to the Agreement and __________ execution thereof (including any attachments thereto), and irrevocably waives all rights, if any, of the undersigned in connection with the above referenced transaction and the musical compositions listed above.

Facsimile and/or electronic scanned signature pages copies shall be deemed originals for all purposes.

________________________________

Executed as of ________________, 2024

CERTIFICATE OF ACKNOWLEDGEMENT

STATE OF [__________________________         )

COUNTY OF [________________________           )

Before me, a Notary Public in and for the county aforesaid, on this ___________________, 2024, personally appeared ____________________ who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that they executed the same in their authorized capacity, and that by their signature on the instrument, the person(s) or the entity upon behalf of which they acted, executed the instrument.

By:_____________________________________________
_____________________________________________ , Notary Public

Date: ___________________________________________

(SEAL)	My Commission Expires: __________________